Exhibit 10.3

SUNRISE TECHNOLOGY PARK

DEED OF LEASE

FOR

OFFICE SPACE

SUNRISE TECHNOLOGY PARK

DEED OF LEASE

THIS DEED OF LEASE (the “Lease” is made and entered into this 30th day of April, 2002, by and between STEVENS CREEK ASSOCIATES, a California general partnership d/b/a TRIZECHAHN SUNRISE TECH PARK MANAGEMENT (“Landlord”) and LEARNING TREE INTERNATIONAL USA, INC., a Delaware corporation (“Tenant”).

In consideration of the Rent hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1.	DEFINITIONS.

Except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meanings assigned to them in this Section:

A. Alterations: Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Premises, the Building or the Land, as defined below, including but not limited to the installation or modification of carpeting, partitions, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures, wiring, hardware, locks, ceilings and window and wall coverings.

B. Building: The building located at 12345 Sunrise Valley Drive, known as Building II in Reston, Virginia, in the Park (as hereinafter defined) in which the Premises are located. Except as expressly indicated otherwise, the term “Building” shall include all portions of said building, including but not limited to the Premises and the common areas of said building.

C. Consumer Price Index (Regular and Base): [Intentionally Omitted]

D. Default Rate: That rate of interest which is five (5) percentage points above the annual rate of interest which is publicly announced by Bank of America or its successor entity, if applicable (“Bank of America”), from time to time as its “prime” rate of interest, irrespective of whether such rate is the lowest rate of interest charged by Bank of America to commercial borrowers. In the event Bank of America ceases to announce such a prime rate of interest, Landlord, in Landlord’s reasonable discretion, shall designate the prime rate of interest by another bank located in the Washington, D.C. metropolitan area, which shall be the prime rate of interest used to calculate the default rate.

E. Fiscal Year: Each consecutive twelve (12) month period during the Term of this Lease that commences on January 1 and concludes on December 31, inclusive.

F. Ground Leases: All ground and other underlying leases from which Landlord’s title to the Land and/or the Building is or may be in the future derived. “Ground Lessors” shall denote those persons and entities holding such ground or underlying leases.

G. Holidays: New Year’s Day, President’s Day, Martin Luther King, Jr.’s Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day, Christmas Day, and any other holidays designated by an executive order of the President of the United States or by Act of Congress.

H. Land: The real estate that supports the Building, and all associated easements.

I. Park Common Areas: All areas, improvements, facilities and equipment from time to time designated by Landlord for the common use or benefit of Tenant, other tenants of the Building or the Park and their agents, which areas shall not decrease in a manner which adversely affects Tenant’s use of the Premises, including, without limitation, roadways, entrances and exits, landscaped areas, open areas, park areas, exterior lighting, service drives, loading areas, pedestrian walkways, sidewalks, atriums, courtyards, concourses, stairs, ramps, washrooms, maintenance and utility rooms and closets, exterior utility lines, hallways, lobbies, elevators and their housing and rooms, common window areas, common walls, common ceilings, common trash areas and parking facilities.

J. Tenant’s Work: All work to be performed by Tenant pursuant to Section 3 hereof.

K. Lease Commencement Date: The date this Lease commences, as determined pursuant to Subsection 2.A. below.

L. Lease Year: That period of twelve (12) consecutive calendar months that commences on the first day of the calendar month in which the Lease Commencement Date occurs, and each consecutive twelve (12) month period thereafter. The earliest such twelve (12) month period shall be referred to as the “first Lease Year,” and each of the following Lease Years shall similarly be numbered for identification purposes.

M. Mortgages: All mortgages, deeds of trust and similar security instruments which may now or in the future encumber or otherwise affect the Building or the Land, including mortgages related to both construction and permanent financing. “Mortgagees” shall denote those persons and entities holding such mortgages, deeds of trust and similar security instruments.

N. Common Area Maintenance Expenses: The aggregate amount of (1) all costs and expenses incurred by Landlord during any Fiscal Year in managing, operating and maintaining the Building, as determined by Landlord in accordance with generally accepted accounting practices (“GAAP”). Such costs and expenses shall include but not limited to the cost of insurance; labor costs (including social security taxes and contributions and fringe benefits); charges under maintenance and service contracts (including but not limited to chillers, boilers, elevators, window and security services); the cost of water, gas, sanitary sewer, storm sewer, electricity, and other utilities to the Building; the cost of services to the Building and facilities and systems related thereto (including but not limited to, paving and parking areas, lighting and sound facilities, storm and sanitary drainage systems, utility conduits, systems and ducts, fire protection systems, sprinkler systems, security systems, Building signs, whether or not located on the Land, retaining walls, curbs, gutters, fences, sidewalks, canopies, steps, ramps, grass, trees and shrubbery), which services may include, among other things, ice and snow removal, lighting, cleaning, landscaping, gardening, sweeping, painting, and resurfacing; management fees not to exceed five percent (5%) of the gross rental receipts of the Building, including, but not limited to, Common Area Maintenance Expenses and Real Estate Tax Expenses; business taxes; and license fees solely applicable to Landlord’s or its management agent’s authority to conduct business for the Building, public space and vault rentals and charges; and the cost of any equipment or services provided by Landlord in connection with the servicing, operation, maintenance repair and protection of the Park Common Areas and related exterior appurtenances (whether or not provided on the Lease Commencement Date) and (2) any and all costs and expenses incurred by Landlord in each calendar year as Landlord’s share of Park Expenses (as hereinafter defined), as such share is allocated to the Building by Landlord or Landlord’s management agent. In determining the proportion of Park Expenses to be allocated to the Building for charges that are incurred for the Building plus parts of the Park other than the Building, Landlord shall make a reasonable allocation based on the proportion of the benefit received by the Building. An allocation based on rentable square footage will not always provide a proper basis for making the allocation. However, when, in Landlord’s reasonable judgment, rentable square footage is the proper basis for determining the allocation, the allocation will be based on the Building comprising 19.93% of the Park on a rentable square foot basis. Park Expenses shall mean any and all costs and expenses for or in connection with (i) managing, operating, maintaining, repairing and replacing those areas, improvements and facilities and equipment from time to time designated by Landlord for the common use or benefit of Tenant, other tenants of the Park, and their agents, including, without limitation, roadways, entrances and exits, landscapes areas, open areas, park areas, exterior lighting, service drives, pedestrian walkways, sidewalks, exterior utility lines and parking areas, (collectively, the “Park Common Areas”), and (ii) providing services designed to serve the tenants of one or more than one of the buildings in the Park, as determined by Landlord in accordance with generally accepted accounting principles regularly applied by Landlord. By way of example, but without limitation, Park Expenses shall include, but not be limited to, the cost of insurance; labor costs (including social security taxes and contributions and fringe benefits); charges under maintenance and service contracts (including, but not limited to, security services); the cost of water, gas, sanitary sewer, storm sewer, electricity, and other utilities to the Park; the cost of services to the Park and facilities and systems related thereto (including, but not limited to, paving and parking areas, lighting and sound facilities, storm and sanitary drainage systems, utility conduits, systems and ducts, fire protection systems, sprinkler systems, security systems, Park signs, whether or not located on the Land, retaining walls, curbs, gutters, fences, sidewalks, canopies, steps, ramps, grass, trees and shrubbery), which services may include, among other things, ice and snow removal, lighting, cleaning, landscaping, gardening, sweeping, painting, and resurfacing; management fees; business taxes, license fees, public space and vault rentals and charges; assessments imposed by any association now or hereafter established to maintain the Park (including, but not limited to, assessments imposed by any association with respect to the Park); and the cost of any equipment or services provided by Landlord in connection with the servicing, operation, maintenance repair and protection of the Park and related exterior appurtenances (whether or not provided on the Lease Commencement Date). Common Area Maintenance Expenses shall include (A) when referring to the Building, the cost of capital improvements made by Landlord to manage, operate or maintain the Common Areas, and (B) when referring to the Park Common Areas, the cost of capital improvements made by Landlord to manage, operate or maintain the Park Common Areas, in each case, together with any financing charges incurred in connection therewith, provided that such costs shall be amortized over the useful life of the improvements and only the portion attributable to the Fiscal Year shall be included in Common Area Maintenance Expenses for the Fiscal Year; further provided, that such expenditures shall be limited to costs of (a) improvements or Building components (other than Buildings) added to the Park which in Landlord’s reasonable judgment will increase the efficiency of the Building or the Park (i.e., are reasonably anticipated by Landlord to reduce the rate of increase in the Common Area Maintenance Expense which relates to the item which is the subject of the capital expenditure from what it otherwise may have been reasonably anticipated to be in the absence of such capital expenditure) or (b) improvements or replacements which are required to comply with the requirements of any laws, regulations, or insurance or utility company requirements, except for conditions existing in violation thereof on the Lease Commencement Date. Common Area Maintenance Expenses shall not include: (i) Real Estate Tax Expenses, (ii) payments of principal and interest on any Mortgages, (iii) leasing commissions, (iv) costs of preparing, improving or altering any spaces in preparation for occupancy of any new or renewal tenant; (v) costs incurred by Landlord on account of utilities, char services or other services attributable to space occupied by any tenant of the Building, (vi) the cost of damage and repairs necessitated, by the gross negligence or willful misconduct of Landlord or of Landlord’s agents and employees, (vii) any cost or expense incurred by reason of the remediation or clean-up of any contamination of the Building, the Land or the Park, or the soils or ground water underlying the Building, the Land or the Park, by hazardous materials or toxic substances, (viii) overhead costs and profit increment paid to subsidiaries or affiliates of Landlord for services on or for the Building, the Land or the Park, to the extent only that the cost of such services exceed the competitive costs of such services had they not been rendered by a subsidiary or affiliate of the Landlord, (ix) any deductible on Landlord’s insurance policy in excess of Fifty Thousand Dollars ($50,000.00), (x) the costs, including permit, license and inspection costs, incurred with respect to the construction of the Building, (xi) the costs of any services provided to other tenants of the Park which are not made available to Tenant, (xii) legal fees, brokerage commissions, advertising costs, or other related expenses incurred in connection with the leasing of the Building or the Park or associated with monetary disputes with tenants or other occupants of the Building or the Park or with the enforcement of any monetary provision of any lease or defense of Landlord’s title to or interest in the Building or the Park or any part thereof, (xiii) except to the extent allocable to the Park, salaries of personnel to the extent that such personnel perform services other than in connection with the management, operation, repair or maintenance of the Building, the Land or the Park, and (xiv) Landlord’s general corporate overhead and general and administrative expenses not related to the Building, the Land or the Park.

O. Park: That certain business park located in Reston, Virginia known as Sunrise Technology Park which as of the date of this Lease contains approximately 312,330 rentable square feet in four (4) buildings, known as Building I (12351-12353 Sunrise Valley Drive), Building II (12343-12347) Sunrise Valley Drive, Building III (12369 Sunrise Valley Drive) and Building IV (12379 Sunrise Valley Drive).

P. Premises: 7,396 square feet of rentable area on the ground floor of the Building, known as suite D, as shown on the floor plan attached hereto as Exhibit A. However, the area and plan of the Premises may change in the event of the exercise of any option to expand or contract the Premises set forth in this Lease. The rentable area of the Premises has been determined in accordance with the ANSI/BOMA Z 65.1-1996 Standard Method of Measurement issued June 7, 1996 (the “BOMA Standard Method of Measurement”).

Q. Premises’ Standard Electrical Capacity: The electrical capacity sufficient to support Tenant’s balanced consumption of five (5) watts per square foot of rentable area.

R. Real Estate Tax Expenses: All taxes and assessments, general or special, ordinary or extraordinary, and foreseen or unforeseen, that are assessed, levied or imposed upon the Building and/or the Land, under any current or future taxation or assessment system or modification of, or supplement or substitute for, such system, whether or not based on or measured by the receipts or revenues from the Building or the Land (including all taxes and assessments for public improvements or any other purpose and any gross receipts or similar taxes). Real Estate Tax Expenses also shall include all reasonable expenses incurred by Landlord in obtaining or attempting to obtain a reduction of such taxes, rates or assessments, including but not limited to legal fees, but shall not include any taxes on Tenant’s Personal Property or other tenants’ personal property, which taxes are the sole obligation of each tenant. The term Real Estate Taxes shall specifically exclude any capital levy, franchise, transfer or recordation taxes, as well as any other interest or penalty arising by reason of late payment of any Real Estate Taxes, so long as the reason for such late payment was not contributed to by Tenant’s failure to pay any portion of Rent which was due and payable under this Lease. Real Estate Taxes shall also exclude any federal or state tax which is assessed upon Landlord’s net income, i.e. any tax which will directly vary based upon the amount of Landlord’s net income. The foregoing exclusion is not intended to exclude a tax which is based upon an assessment which takes into consideration, among other factors, the Landlord’s net rents or net income, which latter tax shall be included in Real Estate Taxes.

S. Rent: All Base Rent and Additional Rent.

(1) Base Rent: The amount payable by Tenant pursuant to Subsection 4.A. below.

(2) Additional Rent: All sums of money payable by Tenant pursuant to this Lease other than Base Rent.

(3) Monthly Rent: A monthly installment of Base Rent and Additional Rent, if any, which shall equal one-twelfth (1/12th) of Base Rent and Additional Rent then in effect.

T. Tenant’s Personal Property: All equipment, improvements, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant or with Tenant’s permission (other than any property of Landlord), including the loading dock lift and cabling and wiring installed by Tenant, and which: (i) is removable without damage to the Premises, the Building and the Land, and (ii) is not a replacement of any property of the Landlord, whether such replacement is made at Tenant’s expense or otherwise. Notwithstanding any other provision of this Lease, Tenant’s Personal Property shall not include any improvements or other property installed or placed in or on the Premises as part of Tenant’s Work, whether or not any such property was purchased or installed at Tenant’s expense.

U. Tenant’s Share:

(1) Tenant’s Share of Common Area Maintenance Expenses shall be that percentage of Common Area Maintenance Expenses which is equal to the number of square feet of rentable area in the Premises divided by the total number of square feet of rentable area in the Premises divided by the total number of square feet of rentable area in the Building (62,261), Tenant’s Share of Common Area Maintenance Expenses is eleven and eighty-eight one-hundredths of one percent (11.88%).

(2) Tenant’s Share of Real Estate Tax Expenses shall be that percentage of Real Estate Tax Expenses which is equal to the number of square feet of rentable area in the Premises divided by the total number of square feet of rentable area in the Building and in Building I (*125,461). Tenant’s Share of Real Estate Tax Expenses is five and ninety-one hundredths of one percent (5.90%).

(3) Tenant’s Share of Common Area Maintenance Expenses and Tenant’s Share of Real Estate Tax Expenses shall change any time the number of square feet of rentable area leased hereunder by Tenant increases or decreases.

V. Unavoidable Delay: Any delay due to strikes, labor disputes, shortages of material, labor or energy, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or any other causes beyond the control of the Landlord.

W. Work Agreement: [Intentionally Omitted.]

2.	TERM.

A. Term of Lease: The term of this Lease (the “Term”) shall commence on a date (the “Lease Commencement Date”), as defined below, and shall terminate at midnight on the day preceding the fifth (5th) anniversary of the Lease Commencement Date, or such earlier date on which this Lease is terminated pursuant to the provisions hereof (the “Lease Expiration Date”). The Lease Commencement Date shall be the date on which Landlord delivers possession of the Premises to Tenant following the execution and delivery of this Lease by Landlord, after the execution hereof by Tenant. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord for the Term.

B. Declarations: If requested by Landlord at any time during the Term, Landlord and Tenant promptly will execute a declaration in the form attached hereto as Exhibit B.

C. Effective Date: The rights and obligations set forth in this Lease, except for the obligation to pay Rent and as otherwise specifically provided herein to the contrary, shall become effective on the date of final execution of this Lease.

3.	“AS-IS’ CONDITION; TENANT’S WORK.

Tenant accepts the Premises in its as-is condition as of the Lease Commencement Date, and Landlord shall have no obligation to make any improvements or alterations to the Premises.

Notwithstanding the foregoing, Landlord shall make available for the performance of Tenant’s Work (as hereinafter defined) an allowance (the “Tenant Allowance”) in an amount equal to the product of (a) Nine Dollars ($9.00) multiplied by (b) the number of square feet of rentable area (7.396 sq/ft) comprising the Premises. Landlord shall pay the Tenant Allowance to Tenant following Tenant’s completion of Tenant’s Work (as hereinafter defined), (ii) receipted bills or other evidence that the aforesaid invoices have been paid in full, and (iii) waivers or releases of liens from each of Tenant’s contractors, subcontractors and suppliers in connection with the work performed or materials supplied as evidenced by the aforesaid invoices. Notwithstanding the foregoing, after the completion of Tenant’s Work (as hereinafter defined), Tenant shall have the right to have any unused portion of the Tenant Allowance, if any (the “Unused Portion”) credited towards Base Rent following at least thirty (30) days notice to Landlord; provided, however, in no event shall the unused portion exceed an amount equal to the product of (i) Three Dollars ($3.00) multiplied by (ii) the number of rentable square feet comprising the Premises if, and only if, such Unused Portion is requested by Tenant prior to the first (1st) anniversary of the Lease Commencement Date.

Tenant shall improve the Premises in accordance with the Tenant’s Plans (as hereinafter defined). Tenant shall submit to Landlord Tenant’s final plans and specifications for improvements to the Premises (the “Tenant’s Plans”), which shall be subject to Landlord’s prior written approval (the work set forth in the Tenant’s Plans being hereinafter referred to as “Tenant’s Work”), which approval shall not be unreasonably withheld, conditioned or delayed with respect to items which do not affect any of the structural components of the Building or any of the Building’s systems or the exterior aesthetics of the Building. From and after the date of Landlord’s approval of the Tenant’s Plans, any changes to the Tenant’s Plans shall not be binding unless approved in writing by both Landlord and Tenant (which approval shall not be unreasonably withheld, conditioned or delayed with respect to items which do not affect any of the structural components of the Building or any of the Building’s systems or the exterior aesthetic of the Building). Landlord’s approval of the Tenant’s Plans shall constitute approval of Tenant’s design concept only and shall in no event be deemed a representation or warranty by Landlord as to whether the Tenant’s Plans comply with any and all legal requirements applicable to the Tenant’s Plans and Tenant’s Work. Notwithstanding the foregoing, Landlord acknowledges that Tenant shall be installing a loading dock lift, subject to Landlord’s approval of Tenant’s Plans in accordance with the provisions of this Section 3.

In the performance of Tenant’s Work, Tenant shall comply with all applicable laws, codes and regulations. Tenant shall obtain all permits, certificates and other governmental approvals from all governmental entities having jurisdiction thereover which are necessary for the prosecution and completion of Tenant’s Work. Tenant’s Work shall include, but not be limited to, the cost of all permits and governmental inspections, and all architectural and engineering fees.

Prior to commencing Tenant’s Work, Tenant shall provide to Landlord the name and address of each contractor and subcontractor which Tenant intends to employ to perform Tenant’s Work, the use of which subcontractors and contractors shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed if (1) the contractor or subcontractor is properly licensed, (2) Landlord has had no prior experience with such contractor or subcontractor which was unsatisfactory to Landlord, (3) Landlord knows of no prior unsatisfactory experience that a third party has had with such contractor or subcontractor and (4) the contractor is otherwise satisfactory to Landlord in its reasonable discretion. Prior to the commencement of any of Tenant’s Work, Tenant shall deliver to Landlord, with respect to each contractor and subcontractor which Tenant intends to employ to perform any of Tenant’s Work, a certificate of insurance from each such contractor or subcontractor specifying Landlord as a named insured and evidencing that each such contractor or subcontractor has obtained the following insurance coverages:

(A) Commercial comprehensive general liability insurance, on a standard IS0 form or its equivalent, which shall include independent contractor’s liability coverage, contractual liability coverage, products and completed operations coverage, and a “per project” endorsement, to afford protection, with limits for each occurrence, of not less than Two Million Dollars ($2,000,000) combined single limit with respect to bodily injury and property damage;

(B) Comprehensive automobile liability insurance for owned, non-owned, and hired vehicles with limits for each occurrence of not less than One Million Dollars ($1,000,000) with respect to bodily injury or death and One Million Dollars ($1,000,000) with respect to property damage; and

(C) Worker’s compensation and employer’s liability insurance inform and amounts required by law.

Said contractors and subcontractors shall also comply with other reasonable industry requirements of Landlord.

4.	RENT.

From and after the Lease Commencement Date, Tenant shall pay to Landlord such Base Rent and Additional Rent as are set forth in this Section 4 and in Section 5 below.

A. Base Rent: Base Rent shall equal One Hundred Three Thousand Five Hundred Forty-Four Dollars ($103,544.00) per annum. Tenant shall pay Base Rent to Landlord in equal monthly installments of Eight Thousand Six Hundred Twenty-Eight and 67/100 Dollars ($8,628.67) (“Monthly Base Rent”) in advance on the first day of each calendar month during the Term, without notice, except that the first monthly installment of Base Rent shall be paid upon execution of this Lease. If the Lease Commencement Date occurs on a date other than the first day of a calendar month Tenant shall receive a credit equal to the Monthly Base Rent multiplied by the number of days in said calendar month prior to the Lease Commencement Date and divided by the number of days in such month, which credit shall be applied toward the installment of Monthly Base Rent next due hereunder. If the Lease Expiration Date occurs after the expiration of the last numbered Lease Year set forth above in this Section 4.A. for which an amount of Monthly Base Rent is specified, then Monthly Base Rent shall continue to be payable by Tenant at such rate for each month or portion of a month thereafter which is prior to the Lease Expiration Date.

B. Payment: All Base Rent and Additional Rent due and payable to Landlord under this Lease shall be made payable to Stevens Creek Associates and delivered to Stevens Creek Associates at Bank of America, P.O. Box #631571, Baltimore, MD 21263-1571. Payments of Rent (other than in cash), if initially dishonored, shall not be considered rendered until ultimately honored as cash by Landlord’s depository. Except as expressly set forth otherwise in this Lease, Tenant will pay all Rent to Landlord without demand, deduction, set-off or counter-claim.

C. Late Fee: If Tenant fails to make any payment of Rent on or before the date when payment is due, then Tenant also shall pay to Landlord a late fee equal to five percent (5%) of the amount that is past due for each month or part thereof until such Rent is fully paid. Said late fee shall be deemed reimbursement to Landlord for its costs of carrying and processing Tenant’s delinquent account. Acceptance by Landlord of said late fee shall not waive or release any other rights or remedies to which Landlord may be entitled on account of such late payment.

D. Arbitration: Any statement provided to Tenant by Landlord pursuant to Section 5 below shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt thereof, Tenant notifies Landlord of the respects in which the statement is claimed to be incorrect. Unless otherwise mutually agreed, any such dispute shall be determined by arbitration in the jurisdiction in which the Premises are located, in accordance with the then current commercial rules of the American Arbitration Association. The costs of the arbitration shall be divided equally between Landlord and Tenant, except that each party shall bear the cost of its own legal fees unless the arbitration results in a determination that Landlord’s statement contained a discrepancy of less than five percent (5%) in Landlord’s favor, in which event Tenant shall bear all costs incurred in connection with such arbitration, including, without limitation, legal fees, unless (i) the arbitration results in a determination that Landlord’s statement contained a discrepancy of at least five percent (5%) in Landlord’s favor, in which event Landlord shall bear all costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees. Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant’s position. Upon at least fifteen (15) days notice to Landlord, Tenant shall have reasonable access during normal business hours and at Tenant’s expense, to appropriate books and records of Landlord relating to the amount of expenses covered by the disputed statement, for the purpose of verifying the statement. Any such review shall be made only by Tenant’s employees and/or by an auditor hired by Tenant who is a Certified Public Accountant and who is employed on other than a contingent fee basis.

5.	ADDITIONAL RENT.

A. To Cover Consumer Price Index Increases: [Intentionally omitted]

B. To Cover Common Area Maintenance Expenses and Real Estate Tax Expenses: In addition to all other Rent set forth herein, for each Fiscal Year, Tenant shall pay to Landlord as Additional Rent an amount equal to the sum of Tenant’s Share of Common Area Maintenance Expenses and Tenant’s Share of Real Estate Tax Expenses; provided, however, that for the Fiscal Years during which the Term begins, Tenant’s Share of the aforesaid sum shall be prorated based upon the Lease Commencement Date and for the Fiscal Year during which the Term ends, Tenant’s Share shall be prorated based upon the Lease Expiration Date

C. Statements:

(1) [Intentionally omitted.]

(2) For each Fiscal Year, Landlord shall deliver to Tenant a statement estimating Tenant’s Share of Common Area Maintenance Expenses and Tenant’s Share of Real Estate Tax Expenses for such Fiscal Year, which Tenant shall pay in equal monthly installments in advance on the first day of each calendar month during each Fiscal Year. Tenant shall continue to pay such estimated Tenant’s Share of Common Area Maintenance Expenses and Tenant’s Share of Real Estate Tax Expenses until Tenant receives the next such statement from Landlord, at which time Tenant shall commence making monthly payments pursuant to Landlord’s new statement. With the first payment of Monthly Base Rent which is due at least fifteen (15) days after Tenant’s receipt of a statement from Landlord specifying estimated Tenant’s Share of Common Area Maintenance Expenses and Tenant’s Share of Real Estate Tax Expenses payable during the Fiscal Year, Tenant shall pay the difference between its monthly share of such sums for the preceding months of the Fiscal Year and the monthly installments which Tenant has actually paid for said preceding months.

D. Retroactive Adjustments: After the end of each Fiscal Year, Landlord shall determine and shall provide to Tenant a statement of Tenant’s Share of Common Area Maintenance Expenses and Tenant’s Share of Real Estate Tax Expenses for the Fiscal Year. Within thirty (30) days after delivery of any such statement, Tenant shall pay to Landlord any deficiency between the amount shown as Tenant’s Share of Common Area Maintenance Expenses and Tenant’s Share of Real Estate Tax Expenses for the Fiscal Year and the estimated payments made by Tenant. Tenant shall be credited with any excess estimated payments toward payments by Tenant of its share of estimated Tenant’s Share of Common Area Maintenance Expenses and Tenant’s Share of Real Estate Tax Expenses, or if the Term of this Lease has expired or been terminated other than because of a Default by Tenant, Landlord shall pay the amount of any such excess estimated payments to Tenant within sixty (60) days after the later of (i) the expiration or termination of the Term or (ii) the date on which Tenant cures all defaults under this Lease.

E. Change In or Contest of Taxes: In the event of any change by any taxing body in the period or manner in which any of the Real Estate Tax Expenses are levied, assessed or imposed, Landlord shall have the right, in its sole discretion, to make appropriate adjustments with respect to computing increases in Real Estate Tax Expenses. Real Estate Tax Expenses which are being contested by Landlord shall be included in computing Tenant’s Share of Real Estate Tax Expenses under this Section, but if Tenant shall have paid Rent on account of contested Real Estate Tax Expenses and Landlord thereafter receives a refund of such taxes, Tenant shall receive a credit toward subsequent estimated payments in an amount equal to Tenant’s Share of such refund, or if the Term of this Lease has expired or been terminated other than because of a Default by Tenant, Landlord shall pay the amount of any such excess estimated payments to Tenant within thirty (30) days after the later of (i) the expiration or termination of the Term or (ii) the date on which Tenant cures all defaults under this Lease.

F. Sales, Use or Other Taxes: If during the Term any governmental authority having jurisdiction over the Building or the Land levies, assesses or imposes any tax on Landlord, the Premises, the Building, the Land or the Rent payable hereunder, in the nature of a sales tax, use tax or any tax except (i) taxes on Landlord’s income, (ii) estate or inheritance taxes, or (iii) Real Estate Tax Expenses, then Tenant shall pay its proportionate share to Landlord within fifteen (15) days after receipt by Tenant of notice of the amount of such tax.

6.	USE.

A. Permitted Use: Tenant shall use and occupy the Premises solely for computer maintenance, software installation, related storage and office use and administrative activities directly related thereto and for no other purpose.

B. Legal and Other Restrictions of Tenant’s Use: In its use of the Premises, Tenant shall comply with all present and future laws, regulations (including but not limited to fire and zoning regulations) and ordinances of all other public and quasi-public agencies having jurisdiction over the Land or the Building. Tenant shall not use the Park, the Land, the Building or use or occupy the Premises for any unlawful, disorderly or hazardous purposes or in a manner which will interfere with the rights of Landlord, other tenants or their invitees or in any way injure or annoy any of them.

7.	CARE OF PREMISES.

Tenant shall at its expense keep the Premises (including all improvements, fixtures and other property located therein) in a neat and clean condition and in good order and repair, and will suffer no waste or injury thereto. Tenant shall surrender the Premises at the end of the Term in as good order and condition as they were in on the Lease Commencement Date, ordinary wear and tear excepted. Notwithstanding the foregoing, Landlord shall use diligent efforts to maintain and repair in good and safe order and condition throughout the Term of this Lease all structural portions of the Premises (including exterior walls, load bearing columns and floor slab) and the portions of the building utility systems (including portions located within the Premises) which do not exclusively serve the Premises, and shall make such repairs (when necessary) thereto as become necessary after-obtaining actual knowledge of the need for such repairs, all costs of which shall be included in Operating Expenses, unless the need for any such maintenance or repair is brought about by any act or omission of Tenant, its agents, employees or invitees, in which event Tenant shall have the obligation to make such structural repairs at its sole cost and expense.

8.	ALTERATIONS BY TENANT.

A. Making of Alterations; Landlord’s Consent: Tenant shall not make or permit to be made any Alterations without the prior written consent of Landlord both as to whether the Alterations may be made and as to how and when they will be made, which approval shall not be unreasonably withheld, conditioned or delayed with respect to any proposed Alteration which would not affect any of the Building’s operating systems or any of the structural components of the Building. Any Alterations shall be made at Tenant’s expense, by its contractors and subcontractors and in accordance with complete plans and specifications approved in advance in writing by Landlord, and only after Tenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord, (ii) has submitted to Landlord an architect’s certificate that the Alterations will conform to all applicable laws and regulations, and (iii) has complied with all other requirements reasonably imposed by Landlord, including without limitation any requirements due to the underwriting guidelines of Landlord’s insurance carriers. Landlord’s consent to any Alterations and approval of any plans and specifications constitutes approval of no more than the concept of these Alterations and not a representation or warranty with respect to the quality or functioning of such Alterations, plans and specifications. Tenant shall be and is solely responsible for the Alterations and for the proper integration thereof with the Building, the Building’s systems and existing conditions. Landlord shall have the right, but not the obligation, to supervise the making of any Alterations. If any Alterations are made without the prior written consent of Landlord, or which do not conform to plans and specifications approved by Landlord or to other conditions imposed by Landlord pursuant to this Section, Landlord may, in its sole discretion, correct or remove such Alterations at Tenant’s expense. Following completion of any Alterations, at Landlord’s request, Tenant either shall deliver to Landlord a complete set of “as built” plans showing the Alterations or shall reimburse Landlord for any expense incurred by Landlord in causing the Building plans to be modified to reflect the Alterations.

B. No Liens: Tenant shall take all necessary steps to ensure that no mechanic’s or materialmen’s liens are filed against the Premises, the Building or the Land as a result of any Alterations made by the Tenant. If any mechanic’s lien is filed, Tenant shall discharge the lien within ten (10) business days thereafter, at Tenant’s expense, by paying off or bonding the lien.

9.	EQUIPMENT.

A. Permitted Equipment: Tenant shall not install or operate in the Premises any equipment or other machinery that, in the aggregate, will cause Tenant to use more than the Premises’ Standard Electrical Capacity, without: (i) obtaining the prior written consent of Landlord, who may condition its consent upon the payment by Tenant of Additional Rent for additional consumption of utilities, additional wiring or other expenses resulting therefrom, (ii) securing all necessary permits from governmental authorities and utility companies and furnishing copies thereof to Landlord, and (iii) complying with all other requirements reasonably imposed by Landlord. Prior to the Lease Commencement Date, Tenant shall provide Landlord with a list of all equipment that Tenant intends to install or operate in the Premises which operate on more than one hundred twenty (120) volts, and Tenant shall provide Landlord with an updated list of such equipment prior to the installation or use of any additional equipment which operates on more than one hundred twenty (120) volts. Tenant shall not install any equipment or machinery which may necessitate any changes, replacements or additions to or material changes in the use of the water, heating, plumbing, air-conditioning or electrical systems of the Building without obtaining the prior written consent of Landlord, who may withhold its consent in its absolute discretion.

B. Payment For Excess Utility Usage: If Tenant’s equipment shall result in electrical demand in excess of the Premises’ Standard Electrical Capacity, Landlord shall have the right, in its sole discretion, to install additional transformers, distribution panels, wiring and other applicable equipment at the expense of Tenant. None of the equipment so installed shall be deemed to be Tenant’s Personal Property. If at any time during the Term, Tenant’s connected electrical load from its use of equipment and fixtures (including incandescent lighting and power), as estimated by Landlord, exceeds the Premises’ Standard Electrical Capacity, then Landlord may, at its option: (i) install separate electrical meter(s) for the Premises, or (ii) cause a survey to be made by an independent electrical engineer or consulting firm to determine the amount of electricity consumed by Tenant beyond the Premises’ Standard Electrical Capacity. Tenant shall reimburse Landlord for the cost of the installation of said meter(s) or completion of said meter(s) or survey, and shall pay as Additional Rent the cost of any electricity in excess of an average of the Premises Standard Electrical Capacity, at the rate charged by the utility company providing such electricity, assuming continuous business hours, within ten (10) days after receipt of any bill therefor from Landlord.

C. Noise; Vibration; Floor Load: Business machines and equipment belonging to Tenant, which cause noise or vibration that may be transmitted to any part of the Building to such a degree as to be objectionable to Landlord or to any tenant of the Building, shall be installed and maintained by Tenant at Tenant’s expense on devices that eliminate the noise and vibration. Tenant shall not place any load upon the floor of the Premises which exceeds the per square foot load the floor was designed to carry (eighty (80) pounds per square foot for live loads and twenty (20) pounds per square foot for dead loads).

10.	OWNERSHIP AND REMOVAL OF PROPERTY.

A. Landlord’s Property: Any Alterations and other improvements and any equipment, machinery, furnishings and other property, installed or located in the Premises, the Building or the Land by or on behalf of Landlord or Tenant, except for Tenant’s Personal Property: (i) shall immediately become the property of Landlord, and (ii) shall be surrendered to Landlord with the Premises as a part thereof at the end of the Term; provided, however, that if Landlord requests Tenant to remove any Alterations installed by or on behalf of Tenant, Tenant shall cause the same to be removed at Tenant’s expense on or before the Lease Expiration Date, or shall reimburse Landlord for the cost of such removal, as elected by Landlord (unless Landlord expressly waives in writing the right to require such removal at the time Landlord give its consent to the making of such Alterations). Landlord and Tenant acknowledge that Tenant shall install a loading lift and cabling for use by the Tenant in the Premises. Notwithstanding the foregoing, Tenant, upon submitting its request to Landlord to make Alterations, shall have the right to request therein that Landlord specify whether and to what extent Landlord will require Tenant to remove the Alterations in question at the end of the Term, provided that Tenant refers therein to the provisions of this Section 10.A. If Tenant shall fail to request such information in its request to make any Alterations, such right shall be deemed null and void as to the Alterations in question, and all such Alterations shall thereafter be subject to the exercise of Landlord’s rights and to Tenant’s obligations set forth in the first sentence of this Section 10.A. If Tenant submits its request for such information in accordance with the foregoing provisions and Landlord consents to the Alterations requested, Landlord shall, together with its consent, specify in writing whether and to what extent it will require Tenant to remove the Alterations in question at the end of the Term, and if Landlord fails so to specify, Tenant shall have no further obligation to remove the Alterations which were the subject of Tenant’s request. Notwithstanding anything to the contrary set forth in this Lease, in no event shall Tenant be required to remove any cabling which Tenant installs in the Premises.

B. Removal of Property At End of Term: Tenant shall remove all of Tenant’s Personal Property from the Building and the Land on or before the Lease Expiration Date. Any personal property belonging to Tenant or to any other person or entity which is left in the Building or on the Land after the date this Lease is terminated for any reason shall be deemed to have been abandoned, unless Landlord has granted Tenant written permission to temporarily leave particular items of personal property in the Premises following termination of this Lease for any reason, which consent may be granted or denied in Landlord’s sole and absolute discretion. In such event, Landlord shall have the right to store such property at Tenant’s sole cost and/or to dispose of it in whatever manner Landlord considers appropriate, without waiving its right to claim from Tenant all expenses and damages caused by Tenant’s failure to remove such property, and Tenant and any other person or entity shall have no right to compensation from or any other claim against Landlord as a result.

11.	LANDLORD’S ACCESS TO PREMISES.

Upon such notice as is reasonable under the circumstances, which notice may be given orally, and which notice shall not be required in the event of an emergency, Landlord may at any reasonable time enter the Premises to examine them, to make alterations or repairs thereto or for any other purposes which Landlord considers necessary or advisable; however, in the case of any emergency, Landlord and its agents may enter the Premises at any time and in any manner. Tenant shall allow the Premises to be exhibited by Landlord: (i) at any reasonable time to representatives of lending institutions or to prospective purchasers of the Building, and (ii) at any reasonable time during the last twelve (12) months of the Term to persons who may be interested in leasing the Premises. Landlord reserves the right and shall be permitted reasonable access to the Premises to install facilities within and through the Premises and to install and service any systems deemed advisable by Landlord to provide services or utilities to any tenant of the Building. Landlord agrees that, in the exercise of its rights pursuant to this Section 11, Landlord shall not unreasonably interfere with Tenant’s business operations in the Premises.

12.	SERVICES AND UTILITIES.

A. Utilities Provided: Landlord has provided, at its expense, for the separate metering of all utilities to be supplied to the Premises, and Tenant shall contract directly with the appropriate public utility companies for the supplying of all such utilities to the Premises. Tenant shall pay all submetered utility charges to the appropriate utilities, as and when due.

B. Right to Discontinue: [Intentionally omitted.]

C. No Liability: Landlord shall have no liability to Tenant or others based on any failure by Landlord to furnish any utilities and services to be furnished by Landlord hereunder, due to Unavoidable Delays, repair or maintenance work or any other reason, and such failure shall neither render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor cause a diminution or abatement of Rent nor relieve Tenant of any of Tenant’s obligations hereunder.

D. Conservation: Tenant hereby agrees to comply with all energy conservation procedures, controls and requirements instituted by Landlord pursuant to any government regulations or otherwise, including but not limited to controls on the permitted range of temperatures, the volume of energy consumption or the hours of operation of the Building. Institution by Landlord of such controls and requirements shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder.

E. Recycling: Without limiting the foregoing, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations of the jurisdiction in which the Building is located and of the federal, municipal, and local governments, departments, commissions, agencies and boards having jurisdiction over the Building to the extent that they or this Lease impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section 12.E., and, at Tenant’s sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, using counsel reasonably satisfactory to Landlord.

F. HVAC System; Landlord’s Covenants: Landlord hereby covenants that the existing heating, air conditioning and ventilation system (collectively, the “HVAC System”) serving the Premises shall be in good working order as of the Lease Commencement Date. Landlord shall be responsible, at Landlord’s sole cost and expense, for making any necessary repairs or replacements to the HVAC System, as determined by Landlord in its reasonable discretion, during the first three (3) full calendar months of the Term, and, during the next nine (9) full calendar months of the Term (such twelve (12) month period being hereinafter referred to as the “Landlord’s HVAC Maintenance Period”), Tenant shall be responsible for the first Three Thousand Dollars ($3,000,00) of such costs, and Landlord shall be responsible for the balance of such costs provided, however, that following the expiration of the Landlord’s HVAC Maintenance Period, a maintenance, repair and replacements of the HVAC System, and all costs thereof, shall be the sole responsibility of Tenant throughout the remainder of the Term and the renewal Period. As applicable, and Landlord shall have no further responsibility therefore.

13.	RULES AND REGULATIONS.

Tenant shall abide by and observe the rules and regulations attached hereto as Exhibit D and such other rules and regulations as may be made by Landlord from time to time and which are generally applicable to all tenants of the Park, provided that such rules and regulations shall not be materially inconsistent with the provisions of this Lease. Nothing contained in this Lease or in any rules and regulations shall be interpreted to impose upon Landlord any obligations to enforce against any tenant its rules and regulations, or the provisions of any lease with any other tenant, and Landlord shall not be liable to Tenant or any other entity for any violation of said rules, regulations or lease provisions.

14.	REPAIR OF DAMAGE CAUSED BY TENANT: INDEMNIFICATION.

A. Repairs: Except as otherwise expressly provided in this Lease, all injury, breakage and damage to the Land, the Building or the Premises, caused by any act or omission of Tenant shall be repaired by and at the sole expense of

Tenant, except that in the event that Tenant fails to make such repairs within the time designated by Landlord, which shall be not less than five (5) days following written notice by Landlord to Tenant or such shorter period of time as Landlord, in its sole discretion, determines is appropriate under the circumstances, then, in such event, Landlord shall have the right, at its option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith as Additional Rent payable within ten (10) days after the rendering of a bill therefore. Tenant shall notify Landlord promptly of any injury, breakage or damage to the Land, the Building, or the Premises caused by Tenant.

B. Indemnification: Tenant hereby agrees to indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses, including attorneys’ fees, suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from: (i) Tenant’s use and occupancy of the Premises or the business conducted by Tenant therein or Tenant’s presence in the Building or on the Land (ii) the making by Tenant of any Alterations, (iii) any act or omission of Tenant or its employees, agents or invitees, and (iv) any breach or default by Tenant in the observance or performance of its covenants and obligations under this Lease; provided, however, that Tenant does not agree to indemnify and hold Landlord harmless from and against consequential damages except with respect to Tenant’s obligations set forth in Sections 21 and 36 hereof. With respect to Tenant’s indemnification obligations under this Section 14.8. and all other indemnification obligations of Tenant set forth in this Lease, (a) Landlord or any other party seeking indemnification through Landlord shall give Tenant written notice of the circumstance which serves as the basis for indemnification promptly after Landlord or such other party obtains actual knowledge of such circumstance, (b) Tenant shall have the right to elect counsel to represent it in connection with such claim, which counsel shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed, and Tenant shall have the right to control all decisions during any litigation with respect to such claim, and (c) Landlord, or any other party seeking indemnification from Tenant pursuant to this Lease, shall cooperate with Tenant, provided that such cooperation shall be without cost or liability to Landlord or such other party.

15.	LIMITATION ON LANDLORD LIABILITY.

A. Liability Standard: Landlord shall not be liable to Tenant or any other individual or entity for any damage, loss or claim whatsoever, except damages, losses and claims that are the direct result of Landlord’s negligence or misconduct; however, in no event shall Landlord be liable for consequential damages.

B. Limitation on Total Liability: Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises, shall be limited to the estate of Landlord in the Building. No other property or assets of Landlord or any partner or owner of Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises.

16.	FIRE AND OTHER CASUALTY.

If the Premises shall be damaged by fire or other casualty, other than as a result of the gross negligence or willful misconduct of Tenant, the Lease shall not terminate and, upon adjustment of insurance claims, Landlord shall repair the damage, provided that Landlord shall have no obligation to repair damage to or replace Tenant’s Personal Property. Except as otherwise provided herein, if any part of the Premises are rendered untenantable by reason of any such damage, Rent shall abate from the date of the damage to the date the damage is repaired, as determined by Landlord, in the proportion that the area of the untenantable part bears from time to time to the total area of the Premises; provided, however, that, if more than fifty percent (50%) of the rentable area of the Premises is damaged and Tenant is not in occupancy of any part of the Premises, then Rent shall be fully abated until the date that the damage is repaired. No compensation or reduction of Rent shall be paid or allowed for inconvenience, annoyance or injury to Tenant or Tenant’s business arising from any damage to or repair of the Premises or the Building. Notwithstanding the foregoing, if Landlord does not receive sufficient insurance proceeds to fully repair the damage, or if the Building shall be so damaged that, as determined by Landlord, substantial reconstruction of the Premises or the Building is required (whether or not the Premises have been damaged), then (i) Landlord, at its option, may give Tenant, within sixty (60) days after the casualty, written notice of termination of this Lease and of all other leases in the Building which Landlord is entitled to terminate pursuant to such leases, and this Lease and the Term shall terminate (whether or not the Term has commenced) upon the expiration of thirty (30) days from the date of the notice, with the same effect as if the new expiration date had been the date initially fixed for expiration of the Term, and all Rent shall be apportioned as of the date of the casualty, unless Tenant has continued to occupy the Premises, and (ii) if Landlord estimates to Tenant in writing that the restoration of the Premises and the Building cannot be completed by the two hundred seventieth (270th) day following the date of the casualty, then Tenant may terminate this lease by written notice to Landlord, which notice shall be given by Tenant, if at all, within ten (10) business days following the date of such written estimate. If the restoration of the Premises and the Building has not been completed by the two hundred seventieth (270th) day following the date of the casualty, Tenant may terminate this Lease by written notice to Landlord, which notice shall be given by Tenant, if at all, within ten (10) business days following such 270th day. If the Premises or the Building shall be damaged by fire or other casualty due to the gross negligence or willful misconduct of Tenant: (i) Landlord shall have no obligation to repair the Premises or the Building, (ii) this Lease shall, at Landlord’s option, not terminate, and (iii) Landlord may pursue any legal and equitable remedies available to it.

17.	INSURANCE.

A. Types of Insurance Required: Tenant, at its expense, shall obtain and maintain in effect at all times during the Term an insurance policy providing the following coverage:

(1) An “all risk” insurance policy covering all of Tenant’s Personal Property within, and improvements and alterations to, the Premises for not less than the full replacement value thereof. All proceeds of such insurance shall be used to repair or replace the items so insured.

(2) A commercial general liability policy on an occurrence basis, with the following limits:

Each occurrence limit for bodily injury and property damage	$1,000,000
General aggregate	$2,000,000
Product/completed operations aggregate	$2,000,000
Fire damage legal liability	$50,000
Medical payments (any one person)	$5,000

Said insurance shall name Landlord (in care of Landlord’s management agent and referring to the Building by its address), Landlord’s management agent and Mortgagee as an additional insured. The policy shall protect Landlord, Landlord’s management agent, and the Mortgagee against any liability for bodily injury, personal injury, death, or property damage occurring upon, in or about the Premises, the Building or the Land or arising out of or relating to any risks against which Tenant is required to indemnify Landlord, Landlord’s management agent and the Mortgagee. From time to time during the Term, Landlord may require Tenant to increase said limits of said insurance to the limits of liability insurance then customarily required of tenants of other comparable office buildings in the city (or, if not a city, other local jurisdiction) in which the Building is located.

B. Required Provisions of Policies: All insurance policies required to be maintained by Tenant under this Lease must: (i) be issued by insurance companies approved by Landlord; (ii) be in form and have content satisfactory to Landlord; (iii) be written as primary policy coverage and not contributing to or in excess of any coverage which Landlord or the Mortgagees may carry; (iv) contain an express waiver of any right of subrogation by the insurance company against Landlord, the Mortgagees and the Landlord’s and the Mortgagees’ employees and agents; and (v) provide that the policy may not be cancelled or permitted to lapse unless Landlord shall have received at least fifteen (15) days prior written notice of cancellation or non-renewal. Tenant shall deliver to Landlord (in care of Landlord’s management agent and referring to the Building by its address) certified copies or certificates evidencing each such policy and any renewal policy, together with evidence of payment of all applicable premiums, at least ten (10) days before the Lease Commencement Date and at least thirty (30) days before the renewal of any policies. Any insurance required of Tenant under this Section may be carried under a blanket policy, provided that said policy shall specifically set forth the amount of insurance allocated to this Lease.

C. Effect of Tenant’s Activities on Insurance: Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Land, the Building or the Premises which will increase the rate of, or make void or voidable, any fire or other insurance maintained or required to be maintained by Landlord or any Mortgagee on the Building, the Land or the property kept thereon or therein, which will conflict with the provisions of any such insurance policy or which will make it impracticable for Landlord to obtain insurance covering any risks against which Landlord reasonably deems it advisable to obtain insurance. In the event any increases in the rates of such insurance are, due to Tenant’s presence in the Building, to any activity conducted or property installed or placed by Tenant on or about the Land, the Building or the Premises or to Alterations installed by Tenant or at Tenant’s request, Tenant shall reimburse Landlord for the amount of such increases promptly upon demand therefor. Statements by the applicable insurance company or insurance rating bureau that such increases are due to any activity, property or improvements shall be conclusive for the purposes of determining Tenant’s liability hereunder.

D. Termination Right: Landlord shall have the right to terminate this Lease upon thirty (30) days notice to Tenant in the event Landlord receives notice from any of Landlord’s insurance carriers that such carrier intends to cancel its insurance on the Building, or to increase the cost of such insurance by more than one hundred percent (100%) above the premium payable by Landlord immediately prior to such notice, due to the activities of Tenant or the presence of Tenant in the Building; provided, however, that so long as Tenant’s activities are in compliance with this Lease and all applicable laws and governmental regulations, then Tenant’s activities or presence in the Building shall not be a basis for Landlord to terminate this Lease under this Section 17.D. However, Landlord shall not terminate this Lease in the event Landlord is able, with good faith efforts, to obtain equivalent insurance from an insurance carrier satisfactory to Landlord at a premium not more than one hundred percent (100%) greater than the premium for the cancelled insurance; provided that Tenant shall reimburse Landlord for all additional premiums charged to Landlord by such new insurance carrier. It is expressly understood that Landlord shall not have the right to terminate this Lease pursuant to this Subsection D. if any cancellation or rate increase is due to factors generally applicable to the insurance or rental market, rather than to Tenant’s activities or presence in the Building.

E. Waiver: Except for gross negligence and intentional acts. Landlord and Tenant hereby each waive and release each other from any and all liabilities, claims and losses for which Landlord or Tenant is or may be held liable, to the extent either party: (i) receives insurance proceeds on account thereof, or (ii) is required to maintain insurance pursuant to this Section, whichever is greater.

F. Landlord’s Insurance: Landlord shall maintain in force such property insurance and liability insurance with respect to the Building as are required by any first mortgagee or Ground Lessor or, if at any time there is no first mortgagee and no Ground Lessor, Landlord shall maintain in force such property insurance and liability insurance as Landlord, in its reasonable judgment, determines to be appropriate based upon coverages in force with respect to comparable buildings in Fairfax County, Virginia; provided, however, that in no event shall the property insurance be less than what would be required to prevent Landlord from being considered a co-insurer.

18.	CONDEMNATION.

A. Landlord’s Right to Terminate: If a substantial part of the Premises, the Building or the Land is taken or condemned by any governmental authority for any purpose or is granted to any authority in lieu of condemnation (collectively, a “taking”), either party shall have the right in its sole discretion to terminate this Lease by written notice to the other party, and upon the giving of such notice, the Term shall terminate as of the date title vests in the authority, and Rent shall be abated as of that date. For purposes of this Section, a substantial part of the Premises, the Land or the Building shall be considered to have been taken if, (i) in the reasonable opinion of Landlord, the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Building or (ii) the reasonable opinion of Tenant, the taking shall preclude Tenant from being able to continue to conduct its business operations in the Premises.

B. Adjustment of Rent: If a portion of the Premises is taken and neither Landlord nor Tenant elects to terminate this Lease pursuant to the preceding paragraph, then Rent shall be equitably adjusted as of the date title vests in the authority and this Lease shall otherwise continue in full force and effect.

C. Division of Award: Tenant shall have no claim against Landlord arising out of or related to any taking, or for any portion of the amount that may be awarded as a result, and Tenant hereby assigns to Landlord all its rights, title and interest in and to any such award; provided, however, that Tenant may assert any claim it may have against the authority for compensation for Tenant’s Personal Property and for any relocation expenses compensable by statute, as long as such awards shall be made in addition to and stated separately from the award made for the Land, the Building and the Premises.

19.	DEFAULT.

A. Default of Tenant: The following events shall be a default by Tenant (a “Default”) under this Lease:

(1) Failure of Tenant to pay Rent as and when due, if the failure continues for five (5) days after notice from Landlord specifying the failure.

(2) Failure of Tenant to comply with or perform any covenant or obligation of Tenant under this Lease, other than those concerning the payment of Rent, if the failure continues for twenty (20) days after notice from Landlord to Tenant specifying the failure; provided, however, that if the failure on the part of Tenant is not capable of being cured within such 20-day period but Tenant expeditiously commences to cure same and diligently proceeds with such cure, Tenant’s time to cure such failure shall be extended for the time necessary to cure same, but in no event longer than sixty (60) days, inclusive of the original 20-day period.

(3) [Intentionally omitted.]

(4) If Tenant, any guarantor of Tenant’s performance hereunder (a “Guarantor) or, if Tenant is a partnership, any partner of Tenant (“Partner”), shall file a voluntary petition in bankruptcy or insolvency, shall be adjudicated bankrupt or insolvent or shall file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law, or shall make an assignment for the benefit of creditors, or shall seek or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any Guarantor or Partner or of all or any part of the property of Tenant or of such Guarantor or Partner.

(5) If, within thirty (30) days after the commencement of any proceeding against Tenant or a Guarantor or Partner, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable federal, state or other law, such proceeding shall not have been dismissed or if, within thirty (30) days after the appointment of any trustee, receiver or liquidator of Tenant or any Guarantor or Partner, or of all or any part of the property of Tenant or of any Guarantor or Partner, without the acquiescence of such individual or entity, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall have been issued against the property of Tenant or of any Guarantor or Partner, pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied.

(6) If Tenant fails to take possession of the Premises within thirty (30) days following the Lease Commencement Date or vacates, abandons or ceases to carry on its ordinary activities in the Premises prior to the Lease Expiration Date, with or without an intention of paying Rent; provided, however, that if (i) Tenant gives Landlord at least thirty (30) days prior written notice that it intends to vacate the Premises, (ii) Tenant pays the full amount of all Rent when due under this Lease while the Premises are vacant, (iii) the fact that the Premises or Building is vacant does not adversely affect the Premises or Building or other tenants therein and does not result in any liability to, or expenditure of funds by, Landlord, and (iv) Tenant leaves the Premises in a condition satisfactory to Landlord and continues to maintain the Premises in a condition satisfactory to Landlord throughout the remainder of the Term, then, and in such event only, Tenant shall not be deemed to be in Default under this Section 19.A.(6).

B. Remedies Upon Default: Upon the occurrence of a Default, Landlord shall have the right, then or at any time thereafter:

(1) Without demand or notice, but in accordance with applicable legal process, to reenter and take possession of all or any part of the Premises, to expel Tenant and those claiming through Tenant and to remove any property therein, either by summary proceedings or by any other action at law, in equity or otherwise, with or without terminating this Lease, without being deemed guilty of trespass and without prejudice to any other remedies of Landlord for breach of this Lease, and/or

(2) To give Tenant written notice of Landlord’s intent to terminate this Lease, and on the date specified in Landlord’s notice, Tenant’s right to possession of the Premises shall cease and this Lease shall terminate. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done shall cease, without prejudice to Landlord’s right to recover from Tenant all Rent, as set forth in Subsections C. and D. below. If Landlord elects to reenter pursuant to Subsection B.(1) above. Landlord may terminate this Lease, or, from time to time without terminating this Lease, may relet all or any part of the Premises as the agent of Tenant, for such term, at such rental and upon such other provisions as Landlord deems acceptable, with the right to make any alterations and repairs to the Premises that Landlord deems appropriate, at Tenant’s expense. No such reentry or taking of possession of the Premises shall be construed as an election to terminate this Lease, unless notice of such intention is given pursuant to Subsection 842) above, or unless termination be decreed by a court of competent jurisdiction at the instance of Landlord. Landlord shall in no event be under any obligation to relet any part of the Premises.

C. Liability of Tenant: If Landlord terminates this Lease or reenters the Premises (with or without terminating this Lease), Tenant shall remain liable (in addition to all other liabilities of Tenant accrued at the time of the Default) for the sum of (i) any unpaid Rent accrued prior to the time of termination and/or reentry, as the case may be, plus interest thereon from the due date at the Default Rate, (ii) all Base Rent and Additional Rent provided for in this Lease from the time of termination and/or reentry, as the case may be, until the date this Lease would have expired had a Default not occurred, plus interest thereon from the due date at the Default Rate. (iii) any and all expenses (including but not limited to attorneys’ and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default, minus the net proceeds (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) actually received by Landlord, if any, from any reletting to the extent attributable to the period prior to the date this Lease would have expired had a Default not occurred. Landlord shall have the option to recover any damages sustained by Landlord either at the time of reletting, if any, or in separate actions from time to time as said damages shall have been made more easily ascertainable by successive relettings or, at Landlord’s option, to defer any such recovery until the date this Lease would have expired in the absence of a Default, in which event Tenant hereby agrees that the cause of action shall be deemed to have accrued on the aforesaid date. The provisions of this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have for anticipatory breach of this Lease.

D. Liquidated Damages: In addition to Landlord’s rights pursuant to Subsection C. above, if Landlord terminates this Lease, Landlord shall have the right at any time, at its sole option, to require Tenant to pay to Landlord on demand, as liquidated damages, the sum of (i) the total of the Base Rent, Additional Rent and all other sums which would have been payable under this Lease from the date of Landlord’s demand for liquidated damages (“Landlord’s Demand”) until the date this Lease would have terminated in the absence of the Default, discounted to present value at the rate of five percent (5%) per annum (the “Discount Rate”), (ii) all unpaid Rent accrued prior to the time of Landlord’s Demand, plus interest thereon from the due date at the Default Rate, (iii) any and all expenses (including but not limited to attorneys’ and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the sum of (a) the net fair market rental value of the Premises for the period referred to in Subsection D.(i) above, discounted to present value at the Discount Rate, and (b) any sums actually paid by Tenant to Landlord pursuant to Subsection C. above;

provided, however, that if said damages shall be limited by law to a lesser amount, Landlord shall be entitled to recover the maximum amount permitted by law. The “net fair market rental value” referred to in Subsection D.(a) above shall be the fair market rental value of the Premises at the time of Landlord’s Demand, reduced by any rental abatements, tenant improvement allowances and other concessions and inducements generally provided by landlords seeking to lease comparable commercial property in the area of the Premises at the time of Landlord’s Demand. If reletting is accomplished within a reasonable time after Lease termination, the “net fair market rental value” referred to in Subsection D.(a) above shall be deemed prima facie to be the net rental income (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) realized upon such reletting.

E. Waiver: Tenant, on its own behalf and on behalf of all persons and entities claiming through Tenant, including but not limited to creditors of Tenant, hereby waives any and all rights and privileges which Tenant and such other persons and entities might otherwise have under any present or future law: (i) to redeem the Premises, (ii) to reenter or repossess the Premises, or (iii) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court, any reentry by Landlord or any expiration or termination of this Lease, whether by operation of law or pursuant to the provisions of this Lease. Tenant hereby expressly waives receipt of a Notice to Quit.

F. Lien on Personal Property: [Intentionally omitted.]

G. Right of Distress: [Intentionally omitted.]

H. Right of Landlord to Cure: If Tenant defaults in the making of any payment or in the doing of any act required to be made or done by Tenant under this Lease, then Landlord may, at its option, within the time designated by Landlord, which shall be not less than five (5) business days following written notice by Landlord to Tenant or such shorter period of time as Landlord, in its sole discretion, determines is appropriate under the circumstances, make such payment or do such act, and the expenses thereof, with interest thereon at the Default Rate, from the date paid by Landlord, shall constitute Additional Rent hereunder due and payable by Tenant with the next payment of Monthly Base Rent.

I. Attorneys’ Fees: In the event of any Default hereunder, Tenant shall pay to Landlord all attorneys’ fees incurred by Landlord in connection with such Default or the enforcement of Landlord’s rights or remedies arising in connection therewith, whether or not this Lease is terminated and whether or not Landlord institutes any lawsuit against Tenant as a result of such Default. In addition to the foregoing, whether or not this Lease is terminated, Tenant shall pay to Landlord all other costs incurred by Landlord with respect to any lawsuit instituted or action taken by Landlord to enforce the provisions of this Lease. In the event that Tenant initiates litigation against Landlord based upon an alleged default by Landlord under this Lease, and Tenant is the prevailing party in such litigation based upon a judgment by a court of competent jurisdiction that Landlord is in default hereunder, then, after the date upon which such judicial order becomes unappealable (i.e., the timeframe for filing appeals has expired, without an appeal having been filed, or if an appeal has been filed, such appeal has been finally resolved), Landlord shall pay to Tenant all reasonable attorneys’ fees incurred by Tenant in connection with such litigation.

J. Survival: Tenant’s liability pursuant to this Section 19 shall survive the termination of this Lease, the institution of summary proceedings and/or the issuance of a warrant thereunder.

20.	NO WAIVER.

No failure or delay by Landlord in enforcing its right to strict performance by Tenant of every provision of this Lease or in exercising any right or remedy hereunder, and no acceptance by Landlord of full or partial rent during the continuance of any Default, shall constitute a waiver of the provision or the Default, and no provision shall be waived or modified except by a written instrument executed by Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the full Rent shall be deemed to be other than a payment on account, notwithstanding any endorsement or statement on any check or letter accompanying any payment of any Rent. No waiver of any Default or settlement of any proceeding instituted on account of any claimed Default shall affect or alter this Lease or constitute a waiver of any of Landlord’s rights hereunder.

21.	HOLDING OVER.

If Tenant shall be in possession of the Premises after termination of this Lease (whether by normal expiration of the Term or otherwise), at Landlord’s option: (i) Landlord may deem Tenant to be occupying the Premises as a tenant from month-to-month, at the sum of one hundred fifty percent (150%) of the Monthly Base Rent in effect for the last full month of the Term, plus the monthly installment of Additional Rent which is then payable pursuant to Section 5.C. of this Lease, and subject to all of the other provisions of this Lease, as applicable to a month-to-month tenancy, or (ii) Landlord may exercise any or all remedies for Default and at law and in equity, including but not limited to an action against Tenant for wrongfully holding over.

22.	SUBORDINATION.

A. Lease Subordinate: This Lease shall be subject and subordinate to the lien of any and all Mortgages and to any Ground Leases, and any and all renewals, extensions, modifications, recastings and refinancings thereof. This clause shall be self-operative, without execution of any further instrument; but if requested by Landlord or any Mortgagee. Tenant shall promptly execute a certificate or other document evidencing and providing for such subordination. Tenant agrees that, if any Mortgage is foreclosed or Ground Lease terminated, upon request by the purchaser at the foreclosure sale or Ground Lessor, as the case may be, Tenant shall attorn to and recognize the purchaser or Ground Lessor as the landlord under this Lease and shall make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure, termination or other proceeding is filed, prosecuted or completed. Notwithstanding anything herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without Tenant’s consent, by giving Tenant written notice of such subordination, in which event this Lease shall be deemed to be senior to such Mortgage, and thereafter such Mortgagee shall have the same rights as it would have had if this Lease had been executed, delivered and recorded before said Mortgage. Landlord shall use reasonable efforts to obtain from any current or future Mortgagee or Ground Lessor a nondisturbance agreement for the benefit of Tenant in such Mortgagee’s or Ground Lessor’s, as the case may be, usual form; provided, however, that (i) Tenant shall pay all costs incurred by Landlord which are imposed by such Mortgagee or Ground Lessor, as the case may be, with respect to such nondisturbance agreement and (ii) in the event that Landlord does not obtain such nondisturbance agreement, this Lease shall be and remain subject and subordinate to the lien of said Mortgage or Ground Lease, as the case may be, and to any and all renewals, extensions, modifications, recastings and refinancings thereof.

B. Modifications to Lease: In the event any of Landlord’s insurance carriers or any Mortgagee requests modifications to this Lease, Tenant shall execute a written amendment incorporating such requested modifications within thirty (30) days after the same has been submitted to Tenant by Landlord, provided that such modifications do not (a) adversely affect Tenant’s use of the Premises as herein permitted, (b) increase the rentals and other sums payable by Tenant hereunder, (c) include changes to (i) Tenant’s Security Deposit required hereunder, (ii) Tenant’s Renewal Option (as hereinafter defined), (iii) Tenant’s right with respect to Tenant’s Sign (as hereinafter defined), (iv) the default provisions of Section 19 hereof, or (v) the holdover provisions of Section 21 hereof, or (d) materially adversely affect any of Tenant’s other rights or obligations under this Lease. In the event Tenant refuses or fails to execute such amendment within thirty (30) days, Landlord shall have the right, at its sole option, in addition to Landlord’s other remedies for Default, to terminate and cancel this Lease by written notice to Tenant specifying the date on which this Lease will terminate. From and after said termination date, both Landlord and Tenant shall be relieved of any and all further obligations hereunder, except liabilities arising prior to the date of termination.

23.	ASSIGNMENT AND SUBLETTING.

A. No Transfer Without Consent: Tenant shall not, without the prior written consent of Landlord in each instance (which consent may be withheld in Landlord’s sole and absolute discretion) (i) assign, mortgage or otherwise encumber this Lease or any of its rights hereunder; (ii) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any persons or entities other than Tenant; or (iii) permit the assignment of this Lease or any of Tenant’s rights hereunder by operation of law. Any attempted assignment, mortgaging or encumbering of this Lease or any of Tenant’s rights hereunder and any attempted subletting or grant of a right to use or occupy all or a portion of the Premises in violation of the foregoing sentence shall be void. Notwithstanding the foregoing, Landlord agrees that it shall not unreasonably withhold, condition or delay its consent to a proposed subletting of all or any portion of the Premises, provided that all of the following conditions are satisfied:

(a) there shall be no Default at the time of the proposed subletting,

(b) the proposed subtenant shall be creditworthy,

(c) the proposed subtenant shall not be a governmental entity or a person or entity enjoying sovereign or diplomatic immunity,

(d) the use of the Premises by the proposed subtenant shall not attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a high-quality office park,

(e) the proposed subtenant shall specifically covenant and agree to perform the obligations of Tenant hereunder and to occupy the Premises subject to the provisions of this Lease, and

(f) Tenant remains liable for the faithful performance of this Lease.

B. Take-Back Rights: In addition, Tenant may not assign this Lease, nor sublet (or permit occupancy or use of) the Premises, or any part thereof, without giving Landlord thirty (30) days prior written notice thereof. For thirty (30) days following receipt of said notice, if Tenant intends to sublease a portion of the Premises which, when added to all other then subleased portions of the Premises, would result in an aggregate of more than fifty percent (50%) of the Premises being subleased, Landlord shall have the right, exercisable by sending notice to Tenant, to sublet from Tenant for the balance of the Term of this Lease (i) all of the Premises in the event Tenant notified Landlord of its desire to assign this Lease, or (ii) so much of the Premises as Tenant intends to sublet in the event Tenant notified Landlord of its desire to sublet the Premises or permit another to make use thereof, at the same rental Tenant is obligated to pay to Landlord hereunder. In the event Landlord does not exercise the aforesaid right within said thirty (30) days, Tenant may attempt to assign, sublet or permit use of this Lease or such space; provided that Tenant shall obtain the prior written consent of Landlord as set forth in Subsection A. above. In the event that Tenant defaults hereunder, Tenant hereby assigns to Landlord the Rent due from any assignee or subtenant and hereby authorizes each such party to pay said Rent to Landlord.

C. Transfer of Stock. If Tenant and/or any Guarantor is a corporation, then the sale, issuance or transfer of any voting capital stock of Tenant or any Guarantor, by the person, persons or entities owning a controlling interest therein as of the date of this Lease, which results in a change in the voting control of Tenant or the Guarantor, shall be deemed an assignment within the meaning of this Section 23. If Tenant and/or any Guarantor is a partnership, the sale or transfer of the partnership share, or any portion thereof, of any general partner shall be deemed an assignment of this Lease.

D. Expenses and Profits; Effect of Consent:

(1) In the event Landlord permits Tenant to assign or sublet all or a portion of the Premises to a third party, fifty percent (50%) of any sums that are paid by such third party for the right to occupy the Premises, in excess of the sum of (i) the Rent then in effect plus (ii) all reasonable expenses actually incurred by Tenant for brokerage commissions, attorney’s fees, advertising costs and tenant improvements in connection with such subletting or assignment shall be paid by Tenant to Landlord on a monthly basis as Additional Rent.

(2) Tenant shall be responsible for all costs and expenses, including attorneys’ fees incurred by Landlord in connection with any proposed or purported assignment or sublease and an administrative fee of One Thousand Dollars ($1,000.00).

(3) The consent by Landlord to any assignment or subletting shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid thirty (30) days notice of, or from obtaining the consent of Landlord to, any further assignment or subletting. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, except as expressly agreed by Landlord in writing.

E. Permitted Assignments: Notwithstanding the foregoing provisions of this Section 23, Landlord agrees that so long as (a) no Default is then continuing beyond any applicable cure period, (b) no circumstance shall have occurred which with the giving of notice, the passage of time, or both would constitute a Default by Tenant, and (c) the net worth, creditworthiness and liquidity factor of any entity into which Tenant shall merge are all greater than or equal to the net worth, creditworthiness and liquidity factor of Tenant as of the date of execution of this Lease, the provisions of this Section 23 shall not be applicable with regard to an assignment of this Lease or a subletting of the Premises to Tenant’s Affiliate (as hereinafter defined), so long as (1) Tenant originally named herein, to the extent it remains in existence, shall remain primarily liable under this Lease, notwithstanding any such assignment or subletting (2) no other or further assignment or subletting shall be permitted without Landlord’s prior written consent and (3) in the case of an assignment, the assignee executes an assignment and assumption agreement in Landlord’s then standard form (with such revisions thereto as are approved by Landlord in its reasonable discretion, which approval shall not be unreasonably conditioned or delayed) with respect to the assumption by the assignee of all of Tenant’s then existing and future obligations under this Lease. An Affiliate, as used herein, shall be a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Tenant. “Control” as used herein shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

24.	TRANSFER BY LANDLORD.

Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all or any portion of its interest in this Lease and the Premises, the Building or the Land and, in the event of any such sale, assignment or transfer, shall be relieved of any and all obligations under this Lease from and after the date of the sale, assignment or transfer. From and after said date, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or transferee agrees to assume the obligations of Landlord hereunder.

25.	INABILITY TO PERFORM.

This Lease and Tenant’s obligation hereunder shall in no way be affected, impaired or excused, nor shall Tenant have any claim against Landlord for damages, because Landlord, due to Unavoidable Delays, is unable to fulfill any of its obligations under this Lease, including, but not limited to, any obligations to provide any services, repairs, replacements, alterations or decorations or to supply any improvements, equipment or fixtures.

26.	ESTOPPEL CERTIFICATES.

Tenant shall, without charge, within five (5) business days after receipt of any request therefor, execute and deliver to Landlord a certificate stating: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) whether, to the best of Tenant’s knowledge, there then exist any defenses against the enforcement of any right of Landlord hereunder (and, if so, specifying the same in detail); (iii) the dates to which rent and any other charges hereunder have been paid by Tenant; (iv) that Tenant has no knowledge of any then uncured defaults under this Lease (or, if Tenant has knowledge of any such defaults, specifying the same in detail); (v) that Tenant has no knowledge of any event that will or may result in the termination of this Lease (or if Tenant has such knowledge, specifying the same in detail); (vi) the address to which notices to Tenant are to be sent; and (vii) such other information as may be reasonably requested. It is understood that any such certificate may be relied upon by Landlord, any Mortgagee, prospective Mortgagee, Ground Lessor, prospective Ground Lessor, or purchaser or prospective purchaser of the Land or the Building. Landlord shall, without charge, on not more than one (1) occasion during each calendar year, within thirty (30) days after receipt of any request therefore by any creditor of Tenant, execute and deliver to the requesting party a certificate stating: (1) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) the date to which Rent and other charges have been paid by Tenant; (iii) that Landlord has no knowledge of any then uncured defaults under this Lease (or, if Landlord has knowledge of any such defaults, specifying the same in detail); (iv) that Landlord has no knowledge of any event that will or may result in the termination of this Lease (or if Landlord has such knowledge, specifying the same in detail); and (v) the address to which notices to Landlord are to be sent.

27.	COVENANT OF QUIET ENJOYMENT.

Landlord covenants that it has the right to make this Lease and that. if Tenant shall pay all Rent and perform all of Tenant’s other obligations under this Lease, Tenant shall have the right, during the Term and subject to the provisions of this Lease, to quietly occupy and enjoy the Premises without hindrance by Landlord or its successors and assigns.

28.	WAIVER OF JURY TRIAL.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matter arising out of or connected with this Lease.

29.	BROKERS.

Landlord and Tenant each represents and warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this Lease. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty. Landlord recognizes only Insignia/ESG, as agent of Tenant, as broker with respect to this Lease and agrees to be responsible for the payment of any leasing commissions owed to said broker.

30.	CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord shall have the following rights, exercisable without notice, without liability for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off, abatement of Rent or otherwise; provided, however, that (i) Landlord shall use reasonable efforts to minimize the disruption to Tenant’s business, and (ii) the Premises shall remain accessible and tenantable for the conduct of Tenant’s business therein, in connection with the exercise of any such rights:

A. To change the Park’s and the Building’s name or street address.

B. To affix, maintain and remove any and all signs on the exterior and interior of the Building.

C. To designate and approve, prior to installation, all window shades, blinds, drapes, awnings, window ventilators, lighting and other similar equipment to be installed by Tenant that may be visible from the exterior of the Premises or the Building.

D. To decorate and make repairs, alterations, additions and improvements, whether structural or otherwise, in, to and about the Building and any part thereof, and for such purposes to enter the Premises, and, during the continuance of any such work, to close temporarily doors, entry ways, common areas in the Building and to interrupt or temporarily suspend Building services and facilities, all without affecting Tenant’s obligations hereunder, as long as the Premises remain tenantable.

E. To grant to anyone the exclusive right to conduct any business or render any service in the Building, provided Tenant is not thereby excluded from uses expressly permitted herein.

F. To alter, relocate, reconfigure and reduce the common areas of the Building, as long as the Premises remain reasonably accessible.

G. To alter, relocate, reconfigure, reduce and withdraw the Park Common Areas located outside the Building, including parking and access roads, as long as the Premises remain reasonably accessible.

H. To erect, use and maintain pipes and conduits in and through the Premises.

31.	NOTICES.

No notice, request, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and hand-delivered, sent by registered or certified mail, return receipt requested, first-class postage prepaid, or sent with charges prepaid by a nationally recognized air courier service, addressed as follows:

If to Landlord:

TrizecHahn Mid-Atlantic Management Services LLC

1250 Connecticut Avenue, N.W.

Suite 500

Washington. D.C. 20036

Attention: General Manager - Sunrise Technology Park

If to Tenant:

Prior to the Lease Commencement Date:	After to the Lease Commencement Date:
Mr. Dave Mathews. Vice President	Ms. Mary C. Adams, Vice President
Learning Tree International USA. Inc.	Learning Tree International USA Inc.
1831 Michael Faraday Drive	6053 West Century Blvd. Sum 200
Reston, Virginia 20190	Los Angeles, California 90045
Attn:	Attn:

or at any other address of which either party shall notify the other in accordance with this Section. Such communications, if sent by registered or certified mail, shall be deemed to have been given three (3) business days after the date of mailing, or if sent by a nationally recognized air courier service, shall be deemed to have been given one (1) business day after the date of deposit of the notice with such service. If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Premises and gives Tenant its address in writing, no notice, request or demand thereafter sent by Tenant to Landlord shall be effective until a copy of same shall be sent to such Mortgagee in the manner prescribed in this Section at such address as such Mortgagee shall designate.

32.	MISCELLANEOUS PROVISIONS.

A. Benefit and Burden: The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns.

B. Governing Law: This Lease shall be construed and enforced in accordance with the laws of the jurisdiction in which the Building is located.

C. No Partnership: Nothing contained in this Lease shall be deemed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

D. Delegation by Landlord: Wherever Landlord has the authority to take any action under this Lease, Landlord shall have the right to delegate such authority to others, and Landlord shall be responsible for the authorized actions of such agents, employees and others, to the same extent as if Landlord had taken such action itself.

E. Tenant Responsibility for Agents: In any case where Tenant is responsible for performing or refraining from an act or for preventing an action or result from occurring, Tenant shall also be responsible for any actions taken or omitted by Tenant’s agents, employees, business invitees, licensees, contractors, subtenants, family members, guests and any other individuals or entities present in the Building or on the Land at Tenant’s invitation.

F. Invalidity of Particular Provisions: If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be held invalid or unenforceable, the remaining provisions and the application of such invalid or unenforceable provisions to persons, entities and circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

G. Counterparts: This Lease may be executed in several counterparts, all of which shall constitute one and the same document.

H. Entire Agreement: This Lease, and any exhibits and addenda attached hereto, embody the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease or in the exhibits or addenda shall be of any force or effect. No rights, privileges, easements or licenses are granted to Tenant hereby, except as expressly set forth herein.

I. Amendments: This Lease may not be modified in whole or in part in any manner other than by an agreement in writing.

J. Mortgagee’s Performance: Tenant shall accept performance of any of Landlord’s obligations hereunder by any Mortgagee.

K. Limitation on Interest: In any case where this Lease provides for a rate of interest that is higher than the maximum rate permitted by law, the rate specified herein shall be deemed to equal, and the party designated as recipient of such interest shall be entitled to receive, the maximum rate of interest permitted by law.

L. Remedies Cumulative: All rights and remedies of Landlord shall be cumulative and shall not be exclusive of any other rights or remedies of Landlord hereunder or now or hereafter existing at law or in equity.

M. Annual Financial Statements: Not later than March 31 of each Fiscal Year during the Term, Tenant shall submit to Landlord an audited financial statement covering the preceding Fiscal Year, which has been prepared in accordance with generally accepted accounting principles by an independent certified public accountant.

N. Landlord’s Termination Right: If, in Landlord’s reasonable opinion, Tenant’s activities or presence in the Premises results in a continuing or repeated significant threat of physical danger to other tenants or users of the Building, whether or not Tenant is capable of controlling such threat, Landlord shall have the right to terminate this Lease upon not less than sixty (60) days’ prior written notice to Tenant in which Landlord describes in reasonable detail the nature of the continuing or repeated significant threat of physical danger.

33.	LENDER APPROVAL. [Intentionally omitted.]

34.	PARKING.

Parking will be made available to Tenant pursuant to the provisions of Exhibit E attached hereto.

35.	SECURITY DEPOSIT. [Intentionally omitted.]

36.	HAZARDOUS MATERIALS.

A. Definition. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any federal, state or local laws, regulations or ordinances including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

B. General Prohibition. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in under or about the Premises, the Building, or the Land (hereinafter referred to collectively as the “Property”) by Tenant, its affiliates, agents, employees, contractors, subtenants, assignees or invites other than reasonable quantities of customary office supplies which are used, stored and disposed of in compliance with all applicable governmental laws and regulations. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including without limitation, attorneys’, consultants’, and experts’ fees, court costs and amount paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant, its affiliates, agents, employees, contractors, subtenants, assignees or invitees.

C. Notice. In the event that Hazardous Materials are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, Tenant shall be responsible for removing those Hazardous Materials arising out of or related to the use or occupancy of the Property by Tenant or its affiliates, agents, employees, contractors, subtenants, assignees or invites but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Property or any portion thereof without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to protect Landlord’s interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Property or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Property or Tenant’s use or occupancy thereof.

D. Landlord’s Obligations: In the event that Landlord receives written notice from a governmental agency of the presence of Hazardous Materials in the Premises or in any of the Common Areas of the Building which are utilized by Tenant in a quantity and of a nature that violates any applicable laws or governmental regulations and that were not introduced to the Building by or on behalf of Tenant, Landlord shall take such action, if any, as may be required to comply with such laws or governmental regulations; provided, however, that Landlord shall have the right to contest any such notice of violation, in which case Landlord’s obligation to cure shall not arise until after the final adjudication of the validity of the violation notice.

E. Survival. The respective rights and obligations of Landlord and Tenant under this Section 36 shall survive the expiration or earlier termination of this Lease.

37.	RELOCATION OF TENANT. [Intentionally omitted.]

38.	NO RECORDATION.

Tenant shall not record or attempt to record this Lease or any memorandum hereof in any public records without the prior written approval of Landlord, which may be denied in Landlord’s sole and absolute discretion. In the event that Landlord grants its approval to record this Lease or a memorandum hereof, Tenant shall pay all recordation fees, taxes and charges in connection with such recordation.

39.	OPTION TO EXTEND.

Provided that Learning Tree International USA, Inc., a Delaware corporation, and any of its Affiliates (individually and collectively, “Learning Tree”), is not then in default and has not been in default more than twice during the Term, in each case both at the time of exercise of the Renewal Option, as hereinafter defined, and at the commencement of the Renewal Period, as hereinafter defined, and is then in occupancy of the Premises at the time of exercise of the Renewal Option, as hereinafter defined, and at the time of the commencement of the Renewal Period, as hereinafter defined, Learning Tree shall have one (1) option (the “Renewal Option”) to extend the Term for one (1) additional five (5) year period (the “Renewal Period”) after the expiration of the initial Term. The Renewal Option shall be exercisable only by written notice given by Learning Tree to Landlord not later than twelve (12) months, nor earlier than fifteen (15) months, prior to the expiration of the Term. In the event that Learning Tree does not timely exercise the Renewal Option, the Renewal Option shall be null and void and of no further force or effect, time being of the essence in the exercise of the Renewal Option and it being acknowledged and agreed by Learning Tree that Landlord shall be entitled to rely on any failure by Learning Tree to give written notice of its exercise of the Renewal Option by the date set forth herein for such exercise thereof.

All terms and conditions of this Lease shall be applicable during the Renewal Period except that the amount of Base Rent charged for the Renewal Period shall be the then “Prevailing Market Rent”, which shall be the rent for comparable space in comparable buildings in Reston, Virginia, taking into account such concessions, if any, as are then being offered by landlords of comparable buildings in Reston, Virginia with respect to such comparable space. If within thirty (30) days following delivery of Learning Tree’s notice, Landlord and Learning Tree have not mutually agreed on the Prevailing Market Rent for the Renewal Period in question, then within ten (10) days after the expiration of such thirty-day period, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. If either party shall fail to select a Broker as aforesaid, the Prevailing Market Rent shall be determined by the Broker selected by the other party. Each Broker shall thereupon independently make his determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Broker. If the two Brokers’ determinations are not the same, but the higher of such two values is not more than one hundred five percent (105%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. The third Broker shall independently make his determination of the Prevailing Market Rent within twenty (20) days after his appointment. The highest and the lowest determinations of value among the three Brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Market Rent. Within thirty (30) days after the Prevailing Market Rent is determined as aforesaid, the parties shall execute an amendment to this Lease setting forth the new Rent to be paid for the Renewal Period.

For the purposes of this Section 39, “Broker” shall mean a real estate broker licensed in Virginia, who has been regularly engaged in such capacity in the business of commercial office leasing in Reston, Virginia for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Broker and one-half of the cost of the third Broker.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

WITNESS:		LANDLORD:

STEVENS CREEK ASSOCIATES, a California general
Partnership

		By:	TRIZECHAHN CENTERS, INC., a California Corporation

By:	/s/ Steven Hall	By:	/s/ Paul L. Schulman
		Name:	Paul L. Schulman
		Its:	Vice President

By:	/s/ C. L. Mazowieski	By:	/s/ Elizabeth M. Bunte
		Name:	Elizabeth M. Bunte
		Its:	Assistant Secretary

WITNESS/ATTEST:		TENANT:

LEARNING TREE INTERNATIONAL USA, INC., a
Delaware corporation

/s/ Patrick H. McCabe		By:	/s/ David Mathews 4/22/02
		Its:	VP/Controller

EXHIBIT B

DECLARATION BY LANDLORD AND TENANT

AS TO DATE OF DELIVERY AND ACCEPTANCE OF

POSSESSION, LEASE COMMENCEMENT DATE, ETC.

THIS DECLARATION is hereby attached to and made a part of the Deed of Lease dated the      day of                 , 2002 (the “Lease”), entered into by and between STEVENS CREEK ASSOCIATES, a California general partnership, d/b/a TRIZECHAHN SUNRISE TECH PARK MANAGEMENT, as Landlord and LEARNING TREE INTERNATIONAL USA, INC., a Delaware corporation, as Tenant. All terms used in this Declaration have the same meaning as they have in the Lease.

(i) Landlord and Tenant do hereby declare that possession of the Premises was accepted by Tenant on the      day of                 , 20    ;

(ii) As of the date hereof, the Lease is in full force and effect, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to said date;

(iii) The Lease Commencement Date is hereby established to be                         , 2002; and

(iv) The Lease Expiration Date is hereby established to be                         , unless the Lease is sooner terminated pursuant to any provision thereof.

WITNESS:	LANDLORD:

STEVENS CREEK ASSOCIATES, a California general
Partnership

	By:	TRIZECHAHN CENTERS, INC., a California Corporation

By:	By:
Name:
Its:

By:	By:
Name:
Its:

WITNESS/ATTEST:	TENANT:

LEARNING TREE INTERNATIONAL USA, INC., a
Delaware corporation

By:
Its:

[NOTE: NOT TO BE EXECUTED AT TIME OF EXECUTION OF LEASE]

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EXHIBIT D

RULES AND REGULATIONS

The following rules and regulations have been formulated for the safety and well-being of all the tenants of the Building. Adherence to these rules and regulations by each and every tenant contributes to safe occupancy and quiet enjoyment of the Building. Subject to Section 19 of the Lease, any violation of these rules and regulations by any tenant which continues after notice from Landlord shall be a Default under such tenant’s lease, at the option of Landlord.

Landlord may, upon request by any tenant, waive compliance by such tenant of any of the following rules and regulations, provided that (a) no waiver shall be effective unless signed by Landlord or Landlord’s authorized agent, (b) no such waiver shall relieve any tenant from the obligation to comply with such rule or regulation in the future, unless expressly consented to by Landlord, and (c) no such waiver granted to any tenant shall relieve any other tenant from the obligation of complying with said rule or regulation unless such other tenant has received a similar waiver in writing from Landlord.

1. The sidewalks, entrances, passages, courtyards, elevators, vestibules, stairways, corridors, halls and other parts of the Building not occupied by any tenant (hereinafter “Common Areas”) shall not be obstructed or encumbered by any tenant or used for any purposes other than ingress and egress to and from the tenant’s premises. No tenant shall permit the visit to its premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the Common Areas by other tenants.

2. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord.

3. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside or inside of the tenant’s premises or in the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any violation of the foregoing by any tenant, Landlord may remove the same without any liability and may charge the expense incurred by such removal to the tenant or tenants responsible for violating this rule. All interior signs on the doors and directory tablet of the Building shall be inscribed, painted or affixed by Landlord at the expense of each tenant, and shall be of a size, color and style acceptable to Landlord.

4. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the Common Areas without the prior written consent of Landlord.

5. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. No tenant shall throw anything out of the doors or windows or down any corridors of stairs.

6. Except to the extent permitted by the Lease, there shall be no marking, painting, drilling into or other form of defacing of or damage to any part of a tenant’s premises or the Building. No boring, cutting or stringing of wires shall be permitted. No tenant shall construct, maintain, use or operate within its premises or elsewhere within or on the outside of the Building, any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system. Upon prior written approval by Landlord, a tenant may install Muzak or other internal music system within the tenant’s premises if the music system cannot be heard outside of the premises.

7. No tenant shall make or permit to be made any disturbing noises or disturb or interfere with the occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, tape recorder, whistling, singing or any other way.

8. No bicycles, vehicles, animals, birds or pets of any kind shall be brought into or kept in or about a tenant’s premises or in the Building.

9. No cooking shall be done or permitted by any tenant on its premises, except that, with Landlord’s prior written approval (including approval of plans and specifications therefore), which approval shall not be unreasonably withheld, conditioned or delayed, a tenant may install and operate for convenience of its employees a lounge or coffee room with a microwave, sink and refrigerator; provided that in so doing the tenant shall comply with all applicable building code requirements and any insurance or other requirements specified by Landlord. No tenant shall cause or permit any unusual or objectionable odors to originate from its premises.

10. No space in or about the Building shall be used for the manufacture, storage, sale or auction of merchandise goods or property of any kind.

11. [Intentionally omitted.]

12. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof without the prior written approval or knowledge of Landlord, which approval shall not be withheld, conditioned or delayed, provided that Tenant provides Landlord with operable keys for all such additional locks or bolts of any kind. Each tenant shall, upon the termination of its tenancy, return to Landlord all keys used in connection with its premises, including any keys to the premises, to rooms and offices within the premises, to storage rooms and closets, to cabinets and other built-in furniture, and to toilet rooms, whether or not such keys were furnished by Landlord or procured by the tenant, and in the event of the loss of such keys, such tenant shall pay to Landlord the cost of replacing the locks. On termination of a tenant’s lease, the tenant shall disclose to Landlord the combination of all locks for safes, safe cabinets and vault doors, if any, remaining in the premises.

13. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description, must take place in such reasonable manner and during such reasonable hours as Landlord may require. Landlord reserves the right (but shall not have the obligation) to inspect all freight brought into the Building and to exclude from the Building all freight which violates any of these rules and regulations or any provision of any tenant’s lease.

14. Any person employed by any tenant to do janitorial work within the tenant’s premises must obtain Landlord’s approval prior to commencing such work, and such person shall comply with all instructions issued by the superintendent of the Building while in the Building. No tenant shall engage or pay any employees on the tenant’s premises or in the Building, except those actually working for such tenant on said premises.

15. No tenant shall purchase spring water, ice, coffee, soft drinks, towels or other like merchandise or service from any company or person who has, in Landlord’s opinion committed violations of Building regulations or caused a hazard or nuisance to the Building and/or its occupants.

16. Landlord shall have the right to prohibit any advertising by any tenant which mentions the Building or the Park by name, includes the Building’s address or any depiction of the Building or the Park, and of the Building which, in Landlord’s opinion, tends to impair the reputation of the Building or the Park and, upon written notice from Landlord, such tenant shall refrain from and discontinue such advertising.

17. Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to the Building’s management or its agents. Landlord may at its option require all persons admitted to or leaving the Building to register between the hours of 6 p.m. and 8 a.m., Monday through Friday, and all times on Saturdays, Sundays and holidays. Each tenant shall be responsible for all persons for whom it authorized entry into the Building, and shall be liable to Landlord for all acts of such persons.

18. Each tenant shall see that all lights are turned off before closing and leaving its premises at any time.

19. The requirements of tenants will be attended to only upon application at the office of the Building. Building employees have been instructed not to perform any work or do anything outside of their regular duties, except with special instructions from the management of the Building.

20. Canvassing, soliciting and peddling in the Building is prohibited, and each tenant shall cooperate to prevent the same.

21. No water cooler, plumbing or electrical fixture which connects to the plumbing and electrical systems of the Building shall be installed by tenant without Landlord’s prior written consent.

22. No hand trucks, except those equipped with rubber tires and side guards, shall be used to deliver or receive any merchandise in any space or in the Common Areas of the Building, either by tenant or its agents or contractors.

23. Access plates to under floor conduits shall be left exposed. Where carpet is installed, carpet shall be cut around the access plates.

24. Mats, trash and other objects shall not be placed in the public corridors.

25. [Intentionally omitted.]

26. [Intentionally omitted.]

27. [Intentionally omitted.]

28. No smoking shall be permitted in any of the Common Areas of the Building or in the tenant’s premises. All cigarettes and related trash shall be disposed of in trash receptacles and not on the sidewalk, parking lot or grass.

EXHIBIT E

PARKING

1.	AVAILABILITY; RENT.

Landlord agrees that it will provide to Tenant sufficient space to park twenty-two (22) automobiles, either in the parking area of the Building (the “Parking Area”) or as otherwise provided, at no charge to Tenant. No specific parking spaces will be allocated for use by Tenant. Landlord reserves the right to institute either a valet or self-parking system; provided, however, that if at any time during the Term of the Lease Landlord provides to Tenant any additional spaces, Landlord shall at all times have the right to reclaim such spaces upon thirty (30) days notice to Tenant.

2.	REGULATIONS; LIABILITY.

Tenant and its employees, agents and invites shall observe reasonable safety precautions in the use of the Parking Area and shall at all times abide by all rules and regulations promulgated by Landlord and/or the Parking Area operator governing use of the Parking Area. Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the Parking Area or to any personal property located therein, or for any injury sustained by any person in or about the Parking Area.

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